EXHIBIT 99.1


                FIRSTCITY FINANCIAL AND HARBOR FINANCIAL GROUP
                             ANNOUNCE MERGER PLANS


      HOUSTON, JANUARY 9, 1997....FirstCity Financial Corporation and Harbor
Financial Group, Inc. jointly announced today the execution of a Letter of Intent to merge the two companies. Under the terms of the Letter, FirstCity will issue 1,600,000 shares of its common stock in exchange for 100% of the outstanding capital stock of Harbor.

      Harbor is the parent of Houston-based Harbor Financial Mortgage Corporation, and Dallas-based New America Financial, Inc. which are mortgage banking concerns with 625 employees in 37 locations nationwide. The companies originate and service A through D grade residential loans, home improvement loans and commercial mortgages for a variety of agency and private investors utilizing its network of loan officers, retail brokers and correspondents. The company also provides consulting services through Hamilton, Carter, Smith & Company, an industry-leading consulting firm.

      Upon completion of the merger, which will be treated as a pooling of interests for accounting purposes, Harbor will operate as a wholly-owned subsidiary of FirstCity Financial. The combined companies will have approximately $80 million in equity, assets of over $440 million and 825 employees. The transaction is subject to the completion of satisfactory due-diligence by both companies, the execution of a definitive merger agreement, approval of both companies' shareholders, and various regulatory approvals.

      James T. Sartain, President of FirstCity said, "This merger represents the accomplishment of a long-stated goal of Firstcity management - to acquire a well-managed, profitable, growth oriented financial services concern. The combination of the two companies results in a strong, well capitalized company with Harbor's growth opportunities greatly enhanced by FirstCity's access to the public debt and equity markets. Harbor's well-established origination and servicing capabilities, as well as its demonstrated earnings capacity, moves FirstCity well along with our plans to diversify the business and earnings base of our company into market niches which are consistent with our own expertise and strategic direction."

      Richard J. Gillen, Harbor's Chairman and CEO said, "The affiliation with FirstCity affords great opportunities for Harbor's customers, shareholders and employees. In our



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case, the alternative was to access the public markets on our own, but we found the partnership with FirstCity to be very beneficial to all concerned. Our shareholder group will have significant opportunity for future growth and enhancement. Our employees will benefit from the affiliation with a diverse financial services company and our customers will benefit from the growth in our mortgage-related product offerings."

      Harbor's current production capacity is approximately $2.5 billion per year. It currently services approximately $4.3 billion of home mortgage product off its servicing platforms in Houston and Scottsbluff, Nebraska. For its year ended September 30, 1996, Harbor earned $3.72 million after tax. Pre-tax net income was $5.99 million. Total assets were in excess of $200 million and stockholder's equity exceeded $10 million.

      FirstCity Financial Corporation, is a financial services company engaged in value investing through special asset acquisition, management and disposition, as well as specialized consumer lending. Its common (FCFC) and special preferred (FCFCP) stocks are listed on the NASDAQ National Market System.





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